Exhibit 99.1

Cost-U-Less Reports June 2005 Sales Results

Bellevue, WA, July 6, 2005

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today reported an increase of 5.6% in same store sales (stores open a full 13 months), for the five weeks ended June 26, 2005 compared to same store sales of 14.2% for the corresponding period a year ago. Same store sales for the five weeks ended June 26, 2005 benefited from the successful opening of its relocated store on the island of St Croix on Thursday, May 26.

Same store sales increases for the following fiscal periods were:

	Fiscal Month 5 weeks	Fiscal Second Quarter 13 weeks	Fiscal Year-to-date 26 weeks

Ending June 26, 2005	5.6%	4.9%	6.0%
Ending June 27, 2004	14.2%	15.3%	15.3%

Total sales for the five weeks ended June 26, 2005 increased 3.4% to $20.0 million, compared to $19.4 million for the corresponding period a year ago. Total sales for the second fiscal quarter ended June 26, 2005 increased 2.9% to $52.3 million compared to $50.8 million for the corresponding period a year ago and total sales for the 26 weeks ended June 26, 2005 increased 4.6% to $105.5 million compared to $100.9 million for the corresponding period a year ago.

On July 28, 2005 the Company expects to announce its financial results for the second fiscal quarter ended June 26, 2005.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements, including comparable store sales expectations, trends in or expectations regarding the Company’s revenue growth, and the Company’s growth plans are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including that the Company may encounter substantial delays, increased expenses or loss of potential store sites due to the complexities, cultural differences, and local political issues associated with the regulatory and permitting processes in the island markets in which the Company may locate its stores. Prolonged adverse occurrences affecting tourism or air travel, particularly to non-U.S. destinations, including political instability, armed hostilities, terrorism, natural disasters or other activity that involves or affects air travel or the tourism industry generally, could cause actual results to differ materially from historical results or those anticipated. Other risks and uncertainties include the Company’s small store base; the mix of geographic and product revenues; relationships with third parties; litigation; the Company’s ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-945-0213